Exhibit 99

The Ryland Group, Inc.
News Release	www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President,
Investor Relations (818) 223-7548

Ryland Names Larry Nicholson Chief Operating Officer, Promotes Division President

CALABASAS, Calif. (June 13, 2007) – The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, today announced Larry Nicholson as its chief operating officer.  Mr. Nicholson will be responsible for Ryland’s homebuilding, marketing, purchasing and safety operations under the direction of Chairman, President and CEO Chad Dreier.

Mr. Nicholson has more than 25 years of experience in the homebuilding industry and has been with Ryland for more than a decade.  Most recently, Mr. Nicholson served as president of Ryland Homes’ Southeast region, where he was responsible for the homebuilding operations in North Carolina, South Carolina, Florida and Georgia.  Mr. Nicholson joined Ryland as vice president of operations for the Southeast region and subsequently ran the Greenville and Orlando divisions.

“Larry has been a major contributor to Ryland’s success in the Southeast region,” said Mr. Dreier.  “He brings to the position years of experience, expertise and insight and I look forward to working with him.”

Mr. Nicholson holds a bachelor’s degree from Ohio University.

Keith Bass, formerly Ryland Homes’ Orlando division president, has been named president of Ryland Homes’ Southeast region.  Mr. Bass joined Ryland in 2003 as vice president of land resources and has more than 24 years of experience in the homebuilding industry.  He is a graduate of North Carolina Wesleyan College and is a Florida state-certified general contractor.

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RYLAND NAMES LARRY NICHOLSON CHIEF OPERATING OFFICER

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The company currently operates in 28 markets across the country and has built more than 265,000 homes and financed more than 225,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

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